UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

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TF FINANCIAL CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 28, 2006

Dear Stockholders:

On behalf of the Board of Directors and management of TF Financial Corporation, I cordially invite you to attend the 2006 Annual Meeting of Stockholders to be held at the Goodnoe Farm Restaurant, Durham Road and Sycamore Street, Newtown, Pennsylvania on April 27, 2006 at 10:00 a.m., Eastern time. The attached Notice of Annual Meeting and Proxy Statement describe the formal business to be transacted at the meeting. During the meeting, I will also report on the operations of the Company. Directors and officers of the Company will be present to respond to any questions stockholders may have.

At the Meeting, stockholders will elect two directors and will vote on the ratification of the appointment of the Company’s independent auditor.

Whether or not you plan to attend the meeting, please sign and date the enclosed proxy card and return it in the accompanying postage-paid return envelope as promptly as possible. This will not prevent you from voting in person at the meeting, but will assure that your vote is counted if you are unable to attend the meeting. YOUR VOTE IS VERY IMPORTANT.

Sincerely,

Kent C. Lufkin President and Chief Executive Officer

TF FINANCIAL CORPORATION
3 PENNS TRAIL
NEWTOWN, PENNSYLVANIA 18940
(215) 579-4000

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To be Held on April 27, 2006

NOTICE IS HEREBY GIVEN that the 2006 Annual Meeting (the Meeting) of Stockholders of TF Financial Corporation, will be held at the Goodnoe Farm Restaurant, Durham Road and Sycamore Street, Newtown, Pennsylvania on April 27, 2006 at 10:00 a.m., Eastern time.

The meeting is for the purpose of considering and acting upon:

1.                The election of two directors of TF Financial Corporation;

2.                The ratification of the appointment of Grant Thornton LLP as the Company’s independent auditor for the fiscal year ending December 31, 2006; and

3.                The transaction of such other matters as may properly come before the meeting or any adjournments thereof. The Board of Directors is not aware of any other business to come before the meeting.

Any action may be taken on the foregoing proposals at the meeting on the date specified above or on any date or dates to which, by original or later adjournment, the meeting may be adjourned. Stockholders of record at the close of business on March 7, 2006, are the stockholders entitled to notice of and to vote at the meeting and any adjournments thereof.

You are requested to complete, sign and date the enclosed proxy card which is solicited by the Board of Directors and to return it promptly in the enclosed envelope. The proxy will not be used if you attend and vote at the meeting in person.

BY ORDER OF THE BOARD OF DIRECTORS

Lorraine A. Wolf
Corporate Secretary

Newtown, Pennsylvania
March 28, 2006

IMPORTANT: THE PROMPT RETURN OF PROXIES WILL SAVE THE COMPANY THE EXPENSE OF FURTHER REQUESTS FOR PROXIES IN ORDER TO ENSURE A QUORUM AT THE MEETING. A SELF-ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

PROXY STATEMENT
OF
TF FINANCIAL CORPORATION
3 PENNS TRAIL
NEWTOWN, PENNSYLVANIA 18940

ANNUAL MEETING OF STOCKHOLDERS
APRIL 27, 2006

GENERAL

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of TF Financial Corporation (the Company) to be used at the 2006 Annual Meeting of Stockholders of the Company which will be held at the Goodnoe Farm Restaurant, Durham Road and Sycamore Street, Newtown, Pennsylvania on April 27, 2006 at 10:00 a.m., Eastern time. This proxy statement and the accompanying Notice of Annual Meeting of Stockholders, form of proxy and Annual Report are being first mailed to stockholders on or about March 28, 2006. The Company is the parent company of Third Federal Bank (the Bank), TF Investments Corporation and Penns Trail Development Corporation.

At the meeting, stockholders will consider and vote upon (i) the election of two directors, and (ii) the ratification of the appointment of Grant Thornton LLP as the Company’s independent auditor for the fiscal year ending December 31, 2006. The Board of Directors knows of no additional matters that will be presented for consideration at the meeting. Execution of a proxy, however, confers on the designated proxy holder discretionary authority to vote the shares represented by such proxy in accordance with their best judgment on such other business, if any, that may properly come before the meeting or any adjournment thereof.

VOTING AND REVOCABILITY OF PROXIES

Stockholders who execute proxies retain the right to revoke them at any time. Unless so revoked, the shares represented by such proxies will be voted at the meeting and all adjournments thereof. Proxies may be revoked by written notice to the Secretary of the Company at the address above or by the filing of a later dated proxy prior to a vote being taken on a particular proposal at the meeting. A proxy will not be voted if a stockholder attends the meeting and votes in person. Proxies solicited by the Board of Directors of the Company will be voted as specified thereon. If no specification is made, proxies will be voted “FOR” the nominees for director set forth herein, and “FOR” the ratification of the appointment of Grant Thornton LLP as the Company’s independent auditor for the fiscal year ending December 31, 2006. The proxy confers discretionary authority on the persons named therein to vote with respect to the election of any person as a director if either of the nominees is unable to serve, or for good cause will not serve, and matters incident to the conduct of the meeting.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

Stockholders of record as of the close of business on March 7, 2006, (the Record Date), are entitled to one vote for each share of Common Stock of the Company then held. As of the Record Date, the Company had 2,888,440 shares of Common Stock outstanding and eligible to vote.

The Certificate of Incorporation of the Company provides that in no event shall any record owner of any outstanding Common Stock which is beneficially owned, directly or indirectly, by a person who beneficially owns in excess of 10% of the then outstanding shares of Common Stock (the Limit) be entitled or permitted to any vote with respect to the shares held in excess of the Limit. Beneficial ownership is determined pursuant to Rule 13d-3 of the General Rules and Regulations promulgated pursuant to the Securities Exchange Act of 1934, as amended (the Exchange Act), and includes (i) shares beneficially owned by such person or any of his or her affiliates (as defined in the Certificate of Incorporation), (ii) shares which such person or his or her affiliates have the right to acquire upon the exercise of conversion rights or options and (iii) shares as to which such person and his or her affiliates have or share investment or voting power, but shall not include shares beneficially owned by any employee stock ownership or similar plan of the issuer or any subsidiary.

The presence in person or by proxy of at least a majority of the outstanding shares of Common Stock entitled to vote (after subtracting any shares held in excess of the Limit) is necessary to constitute a quorum at the meeting. Abstentions and broker non-votes (i.e., shares held by brokers on behalf of their customers, which may not be voted on certain matters because the brokers have not received specific voting instructions from their customers with respect to such matters) will be counted solely for the purpose of determining whether a quorum is present. In the event there are not sufficient votes for a quorum or to ratify or adopt any proposal at the time of the meeting, the meeting may be adjourned in order to permit the further solicitation of proxies.

As to the election of directors, the proxy card being provided by the Board of Directors allows a stockholder to vote for the election of the nominees proposed by the Board of Directors, or to withhold authority to vote for any or all of the nominees being proposed. Under the Company’s bylaws, directors are elected by a plurality of votes cast.

Concerning all other matters that may properly come before the meeting, including the ratification of the appointment of the independent auditor, by checking the appropriate box, a stockholder may: (i) vote “FOR” the item, or (ii) vote “AGAINST” the item, or (iii) ”ABSTAIN” with respect to the item. Unless otherwise required, such matters shall be determined by a majority of votes cast affirmatively or negatively without regard to (a) broker non-votes, or (b) proxies marked “ABSTAIN” as to that matter.

Security Ownership of Certain Beneficial Owners and Management

Persons and groups owning in excess of 5% of the Company’s Common Stock are required to file reports regarding such ownership pursuant to the Exchange Act. The following table sets forth, as of the Record Date, certain information as to the Common Stock beneficially owned by persons and groups owning in excess of 5% of the Company’s Common Stock and by management of the Company. Management knows of no persons or groups other than those set forth below who own more than 5% of the Company’s outstanding shares of Common Stock as of the Record Date.

Security Ownership of Certain Beneficial Owners	Amount and Nature of Beneficial Ownership		Percent of Shares of Common Stock Outstanding
Third Federal Savings Bank	184,656	(1)	6.39%
Employee Stock Ownership Plan Trust 3 Penns Trail Newtown, Pennsylvania 18940
Private Capital Management, L. P.	211,885	(2)	7.34%
8889 Pelican Bay Blvd. Naples, Florida 34108
Jeffrey L. Gendell	186,737	(3)	6.46%
55 Railroad Ave., 3rd Fl. Greenwich, CT 06830
John R. Stranford	161,726	(4)	5.51%
3 Penns Trail Newtown, Pennsylvania 18940

Security Ownership of Management	Amount and Nature of Beneficial Ownership		Percent of Shares of Common Stock Outstanding
Kent C. Lufkin	21,693	(5)	*
President and Chief Executive Officer
Dennis R. Stewart	23,302	(6)	*
Executive Vice President and Chief Financial Officer
Floyd P. Haggar	19,287	(7)	*
Senior Vice President and Chief Lending Officer
All directors and executive officers as a group (13 persons)	631,939	(8)	20.84%

*                    Less than 1%.

(1)          The ESOP purchased such shares for the exclusive benefit of plan employee participants with borrowed funds. These shares are held in a suspense account and are allocated among ESOP participants annually on the basis of compensation as the ESOP debt is repaid. The ESOP Committee or the Board instructs the ESOP Trustee regarding investment of ESOP plan assets. The ESOP Trustee must vote all shares allocated to participant accounts under the ESOP as directed by participants. Unallocated shares and shares for which no timely voting direction is received are voted by the ESOP Trustee as directed by the Board of Directors or the ESOP Committee, subject to the fiduciary duty of the ESOP Trustee. In addition, the ESOP holds, as of the Record Date, 174,929 shares which have been allocated under the ESOP to participant accounts.

(2)          Based on Schedule 13G filed with the Securities and Exchange Commission on February 14, 2006.

(3)          Based on Schedule 13F filed with the Securities and Exchange Commission on February 13, 2006.

(4)          Includes 45,000 shares which may be acquired pursuant to the exercise of stock options which are exercisable within 60 days of the Record Date. Includes 16,350 shares allocated to Mr. Stranford’s account held in the ESOP.

(5)          Includes 10,059 shares which may be acquired pursuant to the exercise of stock options which are exercisable within 60 days of the Record Date.

(6)          Includes 11,300 shares which may be acquired pursuant to the exercise of stock options which are exercisable within 60 days of the Record Date.

(7)          Includes 12,800 shares which may be acquired pursuant to the exercise of stock options which are exercisable within 60 days of the Record Date.

(8)          Includes shares of Common Stock held directly as well as by spouses or minor children, in trust and other indirect beneficial ownership. Includes 10,067 shares held in the ESOP allocated to the accounts of executive officers of the Company and the Bank, 965 unvested restricted shares granted to executive officers and directors of the Company and the Bank pursuant to the Third Federal Savings Bank Management Stock Bonus Plan (“MSBP”) which vest over five years at the rate of 20% per year, for which officers and directors possess sole voting power and no investment power until such shares vest, and options to purchase an additional 143,959 shares which executive officers and directors may acquire pursuant to the exercise of options exercisable within 60 days of the Record Date.

PROPOSAL I—ELECTION OF DIRECTORS

General Information and the Nominees

The Company’s Certificate of Incorporation requires that directors be divided into three classes, each class as nearly equal in number as possible, each class to serve for a three year period, with approximately one-third of the directors elected each year. The Board of Directors currently consists of six members. Two directors will be elected at the meeting to serve for a three-year term or until their respective successors have been elected and qualified.

Robert N. Dusek and Carl F. Gregory have been nominated by the Board of Directors to serve as directors. Messrs. Dusek and Gregory are both currently members of the Board. Should either be unavailable for election by reason of death or other unexpected occurrence, the enclosed proxy, to the extent permitted by applicable law, may be voted with discretionary authority in favor of the election of any substitute nominee.

The following table sets forth information with respect to the nominees for director and the directors continuing in office, including their names, ages, the years they first became directors of the Company or the Bank, and the number and percentage of shares of the Common Stock beneficially owned by each as of the Record Date. Each director of the Company is also a member of the Board of Directors of the Bank with the exception of John R. Stranford.

Name	Age(1)	Year First Elected or Appointed(2)	Current Term to Expire	Shares of Common Stock Beneficially Owned(3)		Percent of Class
BOARD NOMINEES FOR TERM TO EXPIRE IN 2009
Robert N. Dusek	66	1974	2006	96,688	(4)(7)	3.33%
Carl F. Gregory	71	1976	2006	108,049	(5)	3.72%
DIRECTORS CONTINUING IN OFFICE
George A. Olsen	77	1982	2007	63,987	(6)(7)	2.20%
Dennis L. McCartney	63	2000	2007	15,649	(8)	0.54%
John R. Stranford	64	1994	2008	161,726	(9)	5.51%
Albert M. Tantala, Sr.	67	1984	2008	101,795	(10)	3.51%

(1)           At December 31, 2005.

(2)           Refers to the year the individual first became a director of the Bank.

(3)           Includes shares of Common Stock held directly as well as by spouses or minor children, in trust and other indirect ownership, over which shares the individuals effectively exercise sole or shared voting and investment power, unless otherwise indicated.

(4)           Includes 12,000 shares which may be acquired pursuant to the exercise of stock options which are exercisable within 60 days of the Record Date.

(5)           Includes 13,400 shares which may be acquired pursuant to the exercise of stock options which are exercisable within 60 days of the Record Date.

(6)           Includes 18,000 shares which may be acquired pursuant to the exercise of stock options which are exercisable within 60 days of the Record Date.

(7)           Excludes 184,656 unallocated shares of Common Stock held under the Employee Stock Ownership Plan (“ESOP”) for which such individual serves as a member of the ESOP Committee or as a Trustee. Such individual disclaims beneficial ownership with respect to such shares held in a fiduciary capacity.

(8)           Includes 7,500 shares which may be acquired pursuant to the exercise of stock options which are exercisable within 60 days of the Record Date.

(9)           Includes 45,000 shares which may be acquired pursuant to the exercise of stock options which are exercisable within 60 days of the Record Date. Includes 16,350 shares allocated to Mr. Stranford’s account held in the ESOP.

(10)     Includes 9,400 shares which may be acquired pursuant to the exercise of stock options which are exercisable within 60 days of the Record Date.

Biographical Information

The principal occupation of each director, nominee for director and executive officer of the Company for the last five years is set forth below.

Robert N. Dusek is Chairman of the Board of the Company. Mr. Dusek is the owner and president of Direction Associates, Inc., Spring House, Pennsylvania, a professional planning, urban design and real estate advisory organization founded in 1972. Consulting services have been provided to more than

250 corporate, institutional, municipal and individual clients seeking design, project financial structuring, land acquisition assistance and real estate development advice. The organization has been involved in planning hundreds of multi-family residential, industrial, commercial, redevelopment and institutional projects throughout Pennsylvania.

Carl F. Gregory is Chairman Emeritus of the Bank Board and a director. He retired as Chief Executive Officer of the Bank in January 1995. Mr. Gregory retired as President of the Bank in 1993, a position he had held since July 1982. He has been with the Bank since 1962. Mr. Gregory is a past Trustee of Holy Family University and has served three terms as Vice Chairman. He is President of the Frankford Hospital Foundation. Mr. Gregory is currently serving on the Advisory Board of the Newtown Chamber Orchestra, and is a past member of the Board of the Northeast Branch YMCA. Mr. Gregory is a former member of the Advisory Council of the Federal Reserve Bank having served two non-consecutive terms.

Dennis L. McCartney has been a director of Penns Trail Development Corporation, a subsidiary of TF Financial Corporation, since 1998. Mr. McCartney retired from the United States Steel Corporation in November 2004, where he served as General Manager-East for the Real Estate Division. Mr. McCartney is a former board member of the Bucks County Enterprise Zone Committee and the Bucks County Economic Development Council.

George A. Olsen is Chairman of the Board of the Bank. Mr. Olsen retired in September 1993 from Kingsbury, Inc., Philadelphia, Pennsylvania, a bearing manufacturer, where Mr. Olsen served as President and CEO. Mr. Olsen serves on the Board of Holy Family University. He also is the past President of the Settlement Music School, a former Director of the YMCA of Philadelphia and Board Chairman of the Northeast Branch YMCA.

John R. Stranford was employed by the Bank for more than 35 years. Mr. Stranford served as President and Chief Executive Officer of the Company and the Bank from January 1995 until his retirement on June 30, 2003. Prior to becoming President and Chief Executive Officer, Mr. Stranford served as President from January 1994 and as Executive Vice President and Chief Operating Officer of the Bank since 1984. Mr. Stranford is a former member of the Federal Reserve Bank Advisory Council.

Albert M. Tantala, Sr., is a director of the Bank board and serves on various Bank committees. Mr. Tantala is the founding principal, President and CEO of a regional consulting-engineering firm. He is a trustee of the Frankford Day Nursery, of Holy Family University, and of the Frankford Hospital Foundation. Mr. Tantala served for more than nine years on the Pennsylvania State Registration Board for Professional Engineers, Land Surveyors and Geologists, including two years as Board President. He retired as a U.S. Army officer in 1989 with 28 years of service. Mr. Tantala is past President of the Philadelphia Section of the American Society of Civil Engineers, the Bridesburg Civic Association and the Frankford Optimist Club.

Kent C. Lufkin currently serves as President and Chief Executive Officer of the Company and the Bank and was appointed to such offices effective June 30, 2003. He joined the Bank in 2000 and formerly served as Senior Vice President and Retail Banking Officer. Mr. Lufkin’s prior experience includes four years as President and Chief Executive Officer at Roebling Bank in Roebling, New Jersey. Mr. Lufkin serves as a Board member of the Lower Bucks County Chamber of Commerce; the Insured Financial Institutions of Delaware Valley; the Bucks County Council, Boy Scouts of America; the South Jersey Bankers Association; the Newtown Business Commons Association; and the Greater Northeast Philadelphia Chamber of Commerce.

Dennis R. Stewart is Executive Vice President and Chief Financial Officer of the Bank and the Company. Before becoming Executive Vice President, he served as Senior Vice President and Chief Financial Officer since May 1999. Prior to that, Mr. Stewart served as Executive Vice President and

Chief Financial Officer of First Coastal Bank in Virginia Beach, Virginia, where he was employed since 1990. Mr. Stewart is a certified public accountant.

Meetings and Committees of the Board of Directors

The Company is governed by a Board of Directors and various committees of the Board which meet regularly throughout the year. During the year ended December 31, 2005, the Board of Directors of the Company held four regular meetings and no special meetings. During the year ended December 31, 2005, the Board of Directors of the Bank held twelve regular meetings and no special meetings. No director attended fewer than 75% of the total meetings of the Board of Directors of the Company, the Bank, and Committees on which such director served during the year ended December 31, 2005.

The Company is the parent company of the Bank and does not pay any cash compensation to the executive officers of the Company. The Company’s Compensation Committee administers the TF Financial Corporation Incentive Compensation Plan. The Compensation Committee of the Bank determines compensation and benefits for the executive officers. The Compensation Committee of the Bank is also responsible for all matters regarding compensation and benefits, hiring, termination and affirmative action issues for other officers and employees of the Bank. The Compensation Committee of the Company is comprised of Messrs. Dusek (Chair), Olsen and Gregory and met two times in 2005. The Compensation Committee of the Bank is comprised of Messrs. Dusek (Chair), Olsen, Gregory and Swanstrom and met two times in 2005.

The Audit Committee of the Company is comprised of Directors Olsen (Chair), Gregory, Tantala and McCartney. All members of the Audit Committee have been determined by the Board of Directors to be independent under the rules of the Nasdaq Stock Market. The Board of Directors has determined that Mr. Gregory is an Audit Committee Financial Expert within the meaning of the regulations of the Securities and Exchange Commission.

The Audit Committee annually selects the independent auditors and meets with the accountants to discuss the annual audit. The Audit Committee is further responsible for internal controls for financial reporting. The Audit Committee met four times during the year ended December 31, 2005. The Board of Directors has reviewed, assessed the adequacy of and approved a formal written charter for the Audit Committee.

Principal Accounting Firm Fees

Audit Fees.   The aggregate fees billed by Grant Thornton LLP for professional services rendered for the audit of the Company’s annual consolidated financial statements and for the review of the consolidated financial statements included in the Company’s Quarterly Reports on Form 10-Q for the fiscal years ended December 31, 2005 and 2004 were $171,285 and $178,883, respectively.

Audit Related Fees.   The aggregate fees billed by Grant Thornton LLP for assurance and related services related to the audit of the annual financial statements and to the review of the quarterly financial statements for the years ended December 31, 2005 and 2004 were $15,226 and $15,000, respectively.

Tax Fees.   The aggregate fees billed by Grant Thornton LLP for professional services rendered for tax compliance, tax advice or tax planning for the years ended December 31, 2005 and 2004 were $56,810 and $53,278, respectively.

All Other Fees.   The aggregate fees billed by Grant Thornton LLP for professional services rendered for services or products other than those listed under the captions Audit Fees, Audit-Related Fees, and Tax Fees for the years ended December 31, 2005 and 2004 were $38,653 and $32,472, respectively, and primarily consisted of audits of benefit plans.

It is the Audit Committee’s policy to approve all audit and non-audit services prior to the engagement of the Company’s independent auditor to perform any service. All of the services listed above for 2005 and 2004 were approved by the Audit Committee prior to the service being rendered.

Report of the Audit Committee

For the fiscal year ended December 31, 2005, the Audit Committee (i) reviewed and discussed the Company’s audited financial statements with management, (ii) discussed with the Company’s independent auditor, Grant Thornton LLP, all matters required to be discussed under Statement on Auditing Standards No. 61, and (iii) received from Grant Thornton LLP disclosures regarding its independence as required by Independence Standards Board Standard No. 1 and discussed with Grant Thornton LLP its independence. Based on the foregoing review and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005.

Audit Committee:

George A. Olsen (Chair), Carl F. Gregory, Albert M. Tantala and Dennis L. McCartney

Director Nomination Process

The Company does not have a standing nominating committee. The independent directors of the Company serve the functions of a nominating committee for selecting the management’s nominees for election of directors in accordance with the Company’s Bylaws. As defined by Nasdaq, each of the six directors, other than John R. Stranford, is an independent director. The independent directors met once during the year ended December 31, 2005 in this capacity. The Board feels it is appropriate for the independent directors to serve this function without forming a standing committee because the Company has a relatively small Board, making action by committee unnecessary for purposes of managing nominations. Because there is not a standing committee, the Company does not have a nominating committee charter, however, the Board has adopted a written policy addressing the nominating function.

The Company does not pay fees to any third party to identify or evaluate or assist in identifying or evaluating potential nominees. The process for identifying and evaluating potential Board nominees includes soliciting recommendations from directors and officers of the Company and its wholly-owned subsidiary, Third Federal Bank. Additionally, the Board will consider persons recommended by stockholders of the Company in selecting the Board’s nominees for election. There is no difference in the manner in which persons recommended by directors or officers versus persons recommended by stockholders in selecting Board nominees are evaluated.

To be considered in the selection of Board nominees, recommendations from stockholders must be received by the Company in writing by at least 120 days prior to the date the proxy statement for the previous year’s annual meeting was first distributed to stockholders. Recommendations should identify the submitting stockholder, the person recommended for consideration and the reasons the submitting stockholder believes such person should be considered. Persons recommended for consideration as Board nominees should meet the director qualification requirements set forth in Article III, Sections 15 to 18 of the Company’s Bylaws, which require that (i) directors must be stockholders of the Company, beneficially owning at least 5,000 shares; (ii) directors of the Company must reside within sixty miles of the Company’s main office in Newtown, Pennsylvania; (iii) directors may not serve as a management official of another depository institution or depository holding company as those terms are defined by the regulations of the Office of Thrift Supervision; and (iv) directors must be persons of good character and integrity and must also have been nominated by persons of good character and integrity. The Board also believes potential directors should be knowledgeable about the business activities and market areas in which the Company and its subsidiaries engage.

Stockholder Communications

The Board of Directors does not have a formal process for stockholders to send communications to the Board. In view of the infrequency of stockholder communications to the Board of Directors, the Board does not believe that a formal process is necessary. Written communications received by the Company from stockholders are shared with the full Board no later than the next regularly scheduled Board meeting. The Board encourages, but does not require, directors to attend the annual meeting of stockholders. All of the Board’s members attended the 2005 annual meeting of stockholders.

DIRECTOR AND EXECUTIVE OFFICER COMPENSATION

Director Compensation

Each director of the Company is also a director of the Bank, with the exception of John R. Stranford who serves as a director of the Company only. For 2005, non-employee directors of the Company received a quarterly retainer of $3,000 ($16,400 for the Chairman of the Company’s Board). During 2005, each non-employee director of the Bank received a fee of $1,000 per board meeting attended ($3,500 for the Chairman of the Bank’s Board) and $500 per committee meeting attended ($600 for the Chairman of the Committee). For the fiscal year ended December 31, 2005, total fees paid to directors were $252,000.

During 2005 directors received stock option awards and stock grants of 36,000 shares and 20,000 shares, respectively. These awards vest over 3 years. Directors received payments of $172,281 under the TF Financial Corporation Incentive Compensation Plan during 2005, and the Company accrued a total of $157,951 during 2005 under the TF Financial Corporation Incentive Compensation Plan, to be paid to directors during 2006.

Executive Compensation

The Company has no full time employees, relying upon employees of the Bank for the limited services required by the Company. All compensation paid to officers and employees is paid by the Bank.

Report of the Compensation Committee of the Bank on Executive Compensation.   The Committee had two meetings during 2005, at which time it reviewed, evaluated and approved executive compensation and benefit recommendations. The Bank’s executive compensation programs consist of elements that vary based on corporate performance (variable pay) and elements that do not (fixed pay). The variable component may be substantial. Variable pay elements include stock compensation plans and an incentive plan, which are further discussed below. These variable performance based elements (as determined in the year earned) represent from 30% to 40% of total compensation for each executive covered under such plans. All plans are developed based on compensation information concerning the Bank’s community-banking competitors and peers, and are administered to balance the interests of the executives with the performance of the Bank and the interests of the Company’s stockholders.

The executive compensation program of the Company is designed to:

•       Support a pay-for-performance policy that differentiates compensation based on corporate and individual performance;

•       Motivate employees to assume increased responsibility and reward them for their achievement;

•       Provide compensation opportunities that are comparable to those offered by other leading community banking companies, allowing the Company to compete for and retain top quality, dedicated executives who are critical to the Company’s long-term success; and

•       Align the interests of executives with the long-term interests of stockholders through award opportunities that can result in ownership of Common Stock.

The Committee believes that the most meaningful performance and pay equity comparisons are made against companies of similar size and with similar business interests. In keeping with this belief, the Committee reviews various published surveys of compensation paid to employees performing similar duties for depository institutions and their holding companies, with a particular focus on the level of compensation paid by comparable institutions in and around the Bank’s market area, including institutions with total assets of between $500 million and $800 million.

The companies chosen for compensation comparisons in the most recent competitive study are not the same companies that comprise the published industry index in the performance graph set forth below. The Committee believes that the most direct competitors for executive talent are not necessarily all of the companies that would be included in a published industry index for comparing total stockholder value.

The Committee believes that growth in shareholders’ equity and growth in franchise value are the most appropriate measures for evaluating the Company’s results. The TF Financial Corporation Incentive Compensation Plan relies on such measurements as a primary determinant of incentive payouts.

The Company’s and the Committee’s intent is to provide executive compensation consisting of base salaries, which when combined with awards made under the TF Financial Corporation Incentive Compensation Plan and grants made under the Company’s stock compensation plans, result in total compensation levels which approximate the relative rankings of asset size and earnings performance within the peer group. Each compensation decision is based on what is competitive for that compensation element relative to the peer group, as well as the impact of such decision on total compensation.

Because pay and performance levels at peer companies are not known at the time compensation decisions are made, the Committee does not know if the target compensation levels have been met until such peer information is made public. Therefore, the Committee looks at the historical relationship between pay and performance over a one-year period. It is the Committee’s intent to address any variance between performance rank and compensation rank with future compensation decisions.

To continue to meet these objectives, the Committee may from time to time change or adjust one or more of the Company’s executive compensation plans or recommend the same to the Board of Directors, as it deems appropriate.

Base Salary.   The Company’s base salary program targets base salaries for executive officers at the low to middle end of the market range. As indicated above, the “market” for the Company is comparable institutions in and around the Bank’s market area, including institutions with total assets of between $500 million and $800 million. The Committee believes that base salary should be reflective of the executive’s scope of responsibility, and further, that asset size is the best indicator of scope of responsibility. Accordingly, base salaries for executives are targeted to have the same relative rank among the peer group as asset size.

Long-Term Incentive Program.   The long-term incentive program is composed of the following:

•       The Company’s stock compensation plans, which are made up of two elements: stock options and restricted stock awards. The Committee believes that issuing stock options and restricted stock to executives benefits the Company’s stockholders by encouraging and enabling executives to own the stock of the Company, thus aligning executive pay with stockholder interests.

•       The TF Financial Corporation Incentive Compensation Plan, which pays cash awards based on growth in shareholders’ equity and growth in franchise value. Thus, the Company’s net income, growth in originated loans outstanding and growth in retail deposit households are measured for the period, and compared to individualized targets determining actual payouts from the plan.

The 2005 mix of the long-term incentive program awards was set subjectively. In determining the mix, the Committee balanced rewards for past performance with incentives for future performance, and took into account such factors as overall risk of the pay package, award sizes in prior years and cash/stock mix. Current holdings of stock were not considered.

2005 Compensation for the CEO.   During the year ended December 31, 2005, Mr. Lufkin received a base salary of $205,000. In addition, Mr. Lufkin is eligible to participate in the same executive compensation plans available to the other executive officers as described above. Mr. Lufkin received a $115,299 payment under the TF Financial Corporation Incentive Compensation Plan during 2005. Thus, the variable performance-based portion was approximately 36% of Mr. Lufkin’s total compensation for 2005.

Compensation Committee of the Bank:

Robert N. Dusek (Chair), George A. Olsen, Carl F. Gregory and Kenneth A. Swanstrom

Stock Performance Graph.   Set forth below is a performance graph for the Common Stock for the period from December 31, 2000 through December 31, 2005. The performance graph compares the cumulative total stockholder return on the Common Stock with (a) the cumulative total stockholder return on stocks included in the Nasdaq U.S. Stock Market Index, (b) the cumulative total stockholder return on stocks included in the SNL Nasdaq Thrift Index and (c) the cumulative total stockholder return on stocks included in the SNL $500 million—$1 billion Thrift Index. The Nasdaq U.S. Stock Market Index was prepared by the Center for Research in Security Prices (CRSP) at the University of Chicago, and the SNL indices were prepared by SNL Securities, LC, Charlottesville, Virginia. The SNL $500 million to $1 billion Thrift and Nasdaq Thrift Indices are included in the performance graph because these indices track the performance of thrift institutions similar to the Company. Comparison with the Nasdaq U.S. Stock Market Index and the thrift indices assumes the investment of $100 as of December 31, 2000. The cumulative total return for each index and for the Company is computed with the reinvestment of dividends that were paid during the period.

COMPARISON OF CUMULATIVE TOTAL RETURN

	12/31/00	12/31/01	12/31/02	12/31/03	12/31/04	12/31/05
Nasdaq U.S. Market Index	$100	$79	$55	$82	$89	$91
SNL OTC Thrift Index	100	125	156	230	253	223
SNL $.5B-$1B Thrift Index	100	137	187	261	283	289
TF Financial Corporation	100	130	156	221	212	193

There can be no assurance that the Company’s future stock performance will be the same or similar to the historical stock performance shown in the graph above. The Company neither makes nor endorses any predictions as to stock performance.

The information set forth above under the subheadings “Report of the Compensation Committee on Executive Compensation” and “Stock Performance Graph” (i) shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission or subject to Regulation 14A or the liabilities of Section 18 of the Exchange Act, and (ii) notwithstanding anything to the contrary that may be contained in any filing by the Company under such Act or the Securities Act of 1933, as amended, shall not be deemed to be incorporated by reference in any such filing.

Summary Compensation Table.   The following table sets forth compensation awarded to the Chief Executive Officer and certain other executive officers for the three years ended December 31, 2005. All compensation is paid by the Bank, with the exception of $4,000 in director’s fees paid to Mr. Lufkin by Penns Trail Development Corporation, a wholly-owned subsidiary of the Company.

					Long-Term Compensation
					Awards		Payouts
						Securities
		Annual Compensation			Restricted	Underlying
Name and Principal Position	Year	Salary	Bonus	Other Annual Compensation(1)	Stock Awards(2)	Options/ SARs(#)	LTIP Payouts(3)	All Other Compensation(4)
Kent C. Lufkin	2005	$205,000	$—	$4,000	$213,375	50,000	$115,299	$18,551
President and Chief	2004	178,500	60,000	4,000	—	—	—	23,186
Executive Officer	2003	175,000	—	—	15,595	4,398	14,258	20,564
Dennis R. Stewart	2005	$170,000	$—	$—	$99,575	20,000	$82,357	$19,790
Executive Vice President and	2004	153,000	40,000	—	—	—	—	23,942
Chief Financial Officer	2003	150,000	—	—	—	2,500	35,055	25,148
Floyd P. Haggar	2005	$135,000	$—	$—	$56,900	14,000	$53,828	$18,074
Senior Vice President	2004	125,000	30,000	—	—	—	—	19,549
and Chief Lending Officer	2003	115,000	—	—	—	2,000	20,797	20,125

(1)        Represents board fees paid to Mr. Lufkin as a director of Penns Trail Development Corporation.

(2)        As of December 31, 2005, the number and aggregate market value of unvested restricted stock in the Management Stock Bonus Plan were as follows: Mr. Lufkin 365 shares ($10,384) and Mr. Stewart 1,200 shares ($34,140). These awards vest 20% per year. Any dividends paid on the Common Stock are also paid on MSBP shares. 2005 awards represent unvested stock grants from the 2005 Stock-Based Incentive Plan as follows: Mr. Lufkin 7,500 shares; Mr. Stewart 3,500 shares; and Mr. Haggar 2,000 shares. These awards vest 33% per year. Dividends are not paid on shares awarded from the 2005 Stock-Based Incentive Plan.

(3)        Represents payments made under the TF Financial Corporation Incentive Compensation Plan, as amended.

(4)        Includes approximately 500, 525 and 525 shares allocated to Messrs. Lufkin, Stewart and Haggar in 2005 under the ESOP which, based upon a stock price of $28.45, had an aggregate value of $14,225, $14,936 and $14,936. Also includes $750 allocated, in 2005, to each of Messrs. Lufkin, Stewart and Haggar under the 401(k) Plan. Also includes the imputed value of life insurance for Messrs. Lufkin, Stewart and Haggar of $552, $1,032 and $1,032, respectively, for 2005. For Messrs. Lufkin, Stewart and Haggar, also includes car allowance of $3,024, $3,072 and $1,356, respectively, in 2005.

Long-Term Incentive Plans.   Effective October 18, 2004 the long term incentive plan was amended and re-titled the TF Financial Corporation Incentive Compensation Plan (the “Incentive Plan”). At the beginning of each plan year, the Compensation Committee establishes targets for net income, growth in originated loans outstanding and growth in retail deposit households. Each Participant is assigned a combination of these three factors, aggregating to 100%. The extent to which these individualized targets are accomplished determines the percentage of payout earned by each Participant. The payout, in turn, is a percentage of base salary, and the percentage will vary based on the title and duties of the Participant. No awards will be made unless the Company’s net income equals 90% of the target established for the year. The awards are not vested until paid in the year following the plan year, except in the case of a “change of control” in which case the payment is 100% earned payable on the closing date. The Incentive Plan is administered by the Board or a Committee of the Board.

LONG-TERM INCENTIVE PLAN AWARDS TABLE

Long-Term Incentive Plan Awards in Last Fiscal Year

		Performance or Other	Estimated Future Payouts under
	Number of Shares,	Period	Non-Stock Price Based Plans
Name	Units, or Other Rights (#)(1)	Until Maturation or Payout(2)	Threshold ($ or #)	Target ($ or #)(3)	Maximum ($ or #)(4)
Kent C. Lufkin	—	1/05-12/05	—	$113,534	—
Dennis R. Stewart	—	1/05-12/05	—	$75,320	—
Floyd P. Haggar	—	1/05-12/05	—	$52,336	—

(1)    Percentage awarded to each individual of the fund reserved for award to senior management and directors.

(2)    Payout of awards to be made at the rate of 100% in February 2006.

(3)    Plan award accrued for the year ended December 31, 2005. See Summary Compensation Table for 2005 payments for previously accrued awards.

(4)    There is no maximum award under the plan.

Stock Option Plans.   The following tables set forth additional information concerning options granted during 2005 under the 1997 and 2005 Stock Option Plans and options held at December 31, 2005.

Option Grants in Last Fiscal Year

Individual Grants
	Number of Options	Percent of Total Options Granted to Employees in Fiscal	Exercise Price		Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
Name	Granted	Year	($/Share)	Expiration Date	5% ($)	10% ($)
Kent C. Lufkin	7,500	6.82%	$28.25	7/27/2015	133,247	337,674
Kent C. Lufkin	50,000	45.45%	$28.48	12/16/2010	393,425	869,366
Dennis R. Stewart	20,000	18.18%	$28.48	12/16/2010	157,370	347,746
Floyd P. Haggar	14,000	12.73%	$28.48	12/16/2010	110,159	243,423

Aggregated Option/SAR Exercises in Last Fiscal Year, and FY-End Option/SAR Value
	Shares Acquired	Value	Number of Securities Underlying Unexercised Options/SARs at FY-End (#)	Value of Unexercised In-The-Money Options/SARs at FY-End ($)
Name	on Exercise (#)	Realized ($)	Exercisable/Unexercisable	Exercisable/Unexercisable
Kent C. Lufkin	—	—	10,059/61,339	$94,913/$8,250(1)
Dennis R. Stewart	—	—	11,300/22,700	$94,375/$6,750(2)
Floyd P. Haggar	—	—	12,800/15,200	$108,650/$0(3)

(1)    Based on an exercise price per share of $13.9375 for 5,000 options, $20.30 for 3,000 options, $25.35 for 1,500 options, $28.25 for 7,500 options, $28.48 for 50,000 options, and $34.14 for 4,398 options. The closing stock price as of December 31, 2005 was $28.45 per share.

(2)    Based on an exercise price per share of $20.125 for 5,000 options, $13.25 for 2,000 options, $20.30 for 3,000 options, $25.35 for 1,500 options, $28.48 for 20,000 options, and $34.14 for 2,500 options.

(3)    Based on an exercise price per share of $28.00 for 5,000 options, $13.25 for 7,000 options, $28.48 for 14,000 options, and $34.14 for 2,000 options.

Change in Control Severance Agreements.   The Company has entered into a change in control severance agreement with Robert N. Dusek, Chairman of the Board. The Bank has entered into a change in control severance agreement with Kent C. Lufkin, President and Chief Executive Officer, Dennis R. Stewart, Executive Vice President and Chief Financial Officer, and Floyd P. Haggar, Senior Vice President and Chief Lending Officer. The severance agreement for Mr. Lufkin has a term of three years. The severance agreements for Messrs. Stewart and Haggar both have a term of twenty-four months. The agreements are terminable by the Company and the Bank for just cause as defined in the agreements. If the Company or the Bank terminates the director or employee without just cause following a change in control as defined in such agreements, the director or employee will be entitled to a severance payment. Mr. Dusek’s agreement stipulates a payment of $250,000 upon termination of service following a change in control. With respect to Mr. Lufkin’s agreement, such agreement contains a provision stating that in the event of the termination of employment in connection with any change in control of the Bank, Mr. Lufkin will be paid an amount equal to 2.99 times his most recent three calendar year’s average annual total compensation. The agreements with Messrs. Stewart and Haggar provide for payments equal to 2.00 times the prior three calendar years’ average annual total compensation upon termination of employment following a change in control. If such payments were to be made under the agreements as of December 31, 2005, such payments would equal approximately $581,531, $492,600, and $367,345 with respect to Messrs. Lufkin, Stewart and Haggar, respectively. It is anticipated that all such payments made by the Bank under such agreements would be a tax-deductible compensation expense for federal tax purposes. The aggregate payments that would be made to such individuals net of the federal tax benefit would be an expense to the Bank, thereby reducing net income and the Bank’s capital by such amount. The agreements may be renewed annually by the Board of Directors within the Board’s sole discretion.

Other Benefits

Pension Plan.   The Pension Plan provides for monthly payments to each participating employee at normal retirement age (age 65). For accruals before January 1, 1998, the annual benefit payable as a life annuity under the Pension Plan is equal to 45% of Final Average Compensation plus 19.5% of Final Average Compensation in excess of the Covered Compensation in effect for the year of benefit determination, reduced for each year of service less than 30. Where the percentage results in an amount that exceeds the allowable limits under the Internal Revenue Code (the Code), such amount shall be reduced to the maximum allowable amount. For purposes of benefit calculations, Final Average Compensation is defined as the average of total compensation for the five highest years. For accruals after December 31, 1997, the annual benefit payable as a life annuity under the Pension Plan is equal to 45% of Average Compensation reduced for each year of service less than 30. Average Compensation is defined as the average of total compensation for all years beginning after December 31, 1997. A participant may elect an early retirement at age 55 with 5 years of service at a reduced monthly benefit. At December 31, 2005, Messrs. Lufkin, Stewart and Haggar had 6 years, 7 years and 8 years, respectively, of credited service under the Pension Plan.

Pension Plan Table.   The following table sets forth the estimated annual benefits payable under the Pension Plan described above, upon retirement at age 65 as of December 31, 2005, expressed in the form of a life annuity, for the average annual earnings described above and years of service specified. Such amounts are in addition to any benefits payable under Social Security.

Average	Creditable Years of Service at Age 65
Annual Wages	15	20	25	30	35
$25,000	$5,625	$7,500	$9,375	$11,250	$11,250
50,000	11,503	15,433	19,363	23,294	23,474
75,000	18,265	24,883	31,501	38,119	39,112
100,000	25,028	34,333	43,638	52,944	54,749
150,000	38,553	53,233	67,913	82,594	86,024
200,000	52,078	72,133	92,188	112,244	117,299

ADDITIONAL INFORMATION ABOUT DIRECTORS AND EXECUTIVE OFFICERS

Section 16(a) Beneficial Ownership Reporting Compliance

The Common Stock of the Company is registered pursuant to Section 12(g) of the Exchange Act. The officers and directors of the Company and beneficial owners of greater than 10% of the Company’s Common Stock (10% beneficial owners) are required to file reports of ownership and changes in beneficial ownership of the Common Stock with the SEC and Nasdaq and to provide copies of those reports to the Company. Based on the Company’s review of such ownership reports furnished to the Company or written representations from certain reporting persons, no officer or director failed to file such ownership reports on a timely basis during the fiscal year ended December 31, 2005.

Certain Relationships and Related Transactions

There were no directors, executive officers or immediate family members of such individuals who were engaged in transactions with the Bank or any subsidiary involving more than $60,000 during the year ended December 31, 2005.

The Bank, like many financial institutions, has followed a policy of granting various types of loans to officers, directors and employees. In the Company’s opinion, all outstanding loans to executive officers and directors of the Company and the Bank and members of their immediate family were made in the ordinary course of business and on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and did not involve more than the normal risk of collectibility or present other unfavorable features. Furthermore, loans to an affiliate must be approved in advance by a disinterested majority of the Board of Directors of the Bank or be within other guidelines established as a result of applicable regulations. As of December 31, 2005, loans to executive officers and directors of the Company and the Bank, and their affiliates, were current and performing in accordance with their terms.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee of the Company during the year ended December 31, 2005, consisted of Messrs. Dusek, Olsen and Gregory. Mr. Gregory is the former President and Chief Executive Officer of the Bank. He has not served as an officer since 1995.

During the year ended December 31, 2005, the Company had no interlocking relationships in which (i) an executive officer of the Company served as a member of the compensation committee of another entity, one of whose executive officers served on the compensation committee of the Company; (ii) an executive officer of the Company served as a director of another entity, one of whose executive officers served on the compensation committee of the Company; and (iii) an executive officer of the Company served as a member of the compensation committee of another entity, one of whose executive officers served as a director of the Company.

PROPOSAL II—RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITOR

The Board of Directors of the Company has appointed Grant Thornton LLP as the Company’s independent auditor for the fiscal year ending December 31, 2006, and is submitting such appointment for ratification by the Company’s stockholders. A representative of Grant Thornton LLP is expected to be present at the Meeting, will have the opportunity to make a statement if he so desires, and is expected to be available to respond to appropriate questions.

Ratification of the appointment of the independent auditor requires the affirmative vote of a majority of the votes cast, in person or by proxy, by the stockholders of the Company at the Meeting. The Board of

Directors recommends that stockholders vote “FOR” the ratification of the appointment of Grant Thornton LLP as the Company’s independent auditor for the 2006 fiscal year.

OTHER MATTERS

The Board of Directors is not aware of any business to come before the meeting other than those matters described above. However, if any other matters should properly come before the meeting, it is intended that proxies will be voted in respect thereof in accordance with the judgment of the person or persons voting such proxies.

MISCELLANEOUS

The cost of soliciting proxies will be borne by the Company. The Company will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of Common Stock. Actual costs, however, may exceed estimated amounts. In addition to solicitations by mail, directors, officers and regular employees of the Company may solicit proxies personally or by telephone without additional compensation.

Upon receipt of a written request, the Company will furnish to any stockholder without charge a copy of the Company’s Annual Report on Form 10-K (excluding exhibits) for the fiscal year ended December 31, 2005. Such written requests should be directed to Lorraine A. Wolf, Corporate Secretary, 3 Penns Trail, Newtown, Pennsylvania 18940.

STOCKHOLDER PROPOSALS

In order to be considered for inclusion in the Company’s proxy materials for the 2007 annual meeting of stockholders, a stockholder proposal must be received at the Company’s executive office at 3 Penns Trail, Newtown, Pennsylvania 18940 no later than November 28, 2006. In addition, a stockholder proposal must meet other applicable criteria as set forth in the Company’s bylaws and the rules of the Securities and Exchange Commission in order to be considered for inclusion in the Company’s proxy materials.

Under the Company’s bylaws, a stockholder proposal that is not included in the Company’s proxy statement for the 2007 annual meeting, will only be considered at such meeting if the stockholder submits notice of the proposal to the Company at the above address by February 26, 2007. In addition, a stockholder proposal must meet other applicable criteria as set forth in the Company’s bylaws in order to be considered at the 2007 annual meeting.

BY ORDER OF THE BOARD OF DIRECTORS

Lorraine A. Wolf
Corporate Secretary

TF FINANCIAL CORPORATION
3 PENNS TRAIL
NEWTOWN, PENNSYLVANIA 18940

ANNUAL MEETING OF STOCKHOLDERS
APRIL 27, 2006

The undersigned hereby appoints the Board of Directors of TF Financial Corporation (the Company), or its designee, with full powers of substitution, to act as attorneys and proxies for the undersigned, to vote all shares of common stock of the Company which the undersigned is entitled to vote at the Annual Meeting of Stockholders (the Meeting), to be held at the Goodnoe Farm Restaurant, Durham Road and Sycamore Street, Newtown, Pennsylvania on April 27, 2006 at 10:00 a.m., Eastern time and at any and all adjournments thereof, as follows:

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINEES.

		FOR	WITHHELD
1.	The election as directors of the nominees listed below, for three year terms:	☐	☐
Robert N. Dusek Carl F. Gregory
INSTRUCTIONS: To withhold your vote for either or both nominees, write the nominee’s name on the line provided:

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL II—RATIFICATION OF INDEPENDENT AUDITOR.
		FOR	AGAINST	ABSTAIN
2.	The ratification of the appointment of Grant Thornton LLP as the Company’s independent auditor for the fiscal year ending December 31, 2006.	☐	☐	☐

THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO DIRECTION IS MADE, THIS SIGNED PROXY WILL BE VOTED FOR THE NOMINEES AND THE RATIFICATION OF INDEPENDENT AUDITOR. IF ANY OTHER BUSINESS IS PRESENTED AT THE MEETING, THIS PROXY WILL BE VOTED BY THOSE NAMED IN THIS PROXY IN THEIR BEST JUDGMENT. AT THE PRESENT TIME, THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE MEETING.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The undersigned acknowledges receipt from the Company, prior to the execution of this proxy, of Notice of the Meeting and a Proxy Statement dated March 28, 2006 and the Company’s 2005 Annual Report to Stockholders.

Please check here if you
Dated:	, 2006	plan to attend the Meeting. ☐

SIGNATURE OF STOCKHOLDER		SIGNATURE OF STOCKHOLDER

PRINT NAME OF STOCKHOLDER		PRINT NAME OF STOCKHOLDER

Please sign exactly as your name appears on this form of proxy. When signing as attorney, executor, administrator, trustee, or guardian, please give your full title. If shares are held jointly, each holder should sign.

PLEASE COMPLETE, SIGN, DATE, AND MAIL THIS PROXY PROMPTLY IN THE ENCLOSED
POSTAGE-PAID ENVELOPE.